Exhibit 99.1

CVS CAREMARK CORPORATION TO ACQUIRE LONGS DRUG STORES CORPORATION

—Provides Outstanding Store Network in Highly Attractive Central and Northern California and Hawaiian Markets—

—Broadens CVS Caremark’s Geographic Footprint Facilitating Roll-Out
of New Proactive Pharmacy Care Offerings—

—Expands CVS Caremark’s Position as the #1 Provider of Prescriptions
in the U.S.—

Woonsocket, RI and Walnut Creek, California, August 12, 2008 – CVS Caremark Corporation (NYSE: CVS) and Longs Drug Stores Corporation (NYSE: LDG) today announced that they have entered into a definitive agreement under which CVS Caremark will acquire Longs for $71.50 per share in cash for a total purchase price of $2.9 billion including the assumption of net debt.  Through this acquisition, CVS Caremark will acquire Longs’ 521 retail drugstores in California, Hawaii, Nevada and Arizona as well as its Rx America subsidiary, which offers prescription benefits management ("PBM") services to over 8 million members and prescription drug plan benefits to approximately 450,000 Medicare beneficiaries.

The addition of Longs’ valuable store locations in Central and Northern California, Hawaii, and Nevada will provide CVS Caremark with substantial market positions in these highly attractive, fast growing markets.  Further, the acquisition complements CVS Caremark's substantial presence in Southern California and provides a foundation for significant future growth throughout the nation's largest state.  The transaction also offers CVS Caremark immediate market leadership in the highly attractive Hawaiian market, where it currently does not have a presence, as well as high-quality locations in Nevada and Arizona.

Significantly, Longs owns the real estate associated with approximately 200 store locations, three distribution centers and three office facilities.  CVS Caremark has conservatively valued the store locations alone at more than $1 billion.  These stores are located in markets where commercial real estate values are among the highest in the country and prime locations are especially difficult to acquire.  CVS Caremark intends to unlock the intrinsic value of these locations, as well as the distribution centers and office facilities, by monetizing a substantial portion of these assets over time.

With an enhanced national reach, CVS Caremark will be in a stronger position as it rolls out its new suite of offerings under the Proactive Pharmacy Care model, taking advantage of its retail and PBM services.

Tom Ryan, Chairman, President and CEO of CVS Caremark, commented, “This transaction provides tremendous benefits to CVS Caremark by accelerating our expansion in very attractive drugstore markets and strengthening our geographic reach.  In fact, Longs has a significant presence in ten non-CVS markets that are among the top 100 drugstore markets in the country.  More than 490 of the stores we are acquiring are located in the Central and Northern California and Hawaiian markets, where Longs is a leading player.  Longs’ store network in these regions is excellent and is one that would take a decade or more for us to replicate through organic growth.

“With this acquisition, we will increase accessibility to our pharmacies for consumers and put us in an even better position to grow our new Proactive Pharmacy Care offerings with our PBM clients.  We are very excited about the potential offered by this combination and the opportunity to build on our strong track record of acquiring and successfully integrating PBMs and retail drugstore chains, and we expect this integration to be seamless.

“Over the years, I have been very impressed with the strong customer loyalty Longs’ employees have earned throughout the West Coast and Hawaii, as well as the high quality of Longs’ stores in these markets.  We look forward to completing the transaction and welcoming the talented Longs associates to our company,” Mr. Ryan concluded.

Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs, stated, “The transaction represents an excellent opportunity for Longs to deliver significant and certain value to its shareholders while positioning its stores to thrive in the future for the benefit of its employees and customers.

“Over the course of the last five years, we have transformed Longs into a stronger, more productive, more profitable company. Given the changing industry landscape, we believe this combination is the logical next step for Longs. CVS Caremark has a strong record of successfully integrating drug store chains and pharmacy benefit services into its portfolio and working with employees to strengthen the performance, format and offerings of stores. We believe this will present excellent opportunities for our employees and ensure that our customers continue to receive excellent pharmacy care and high quality products.”

Longs generates annual revenues in excess of $5 billion, consistently strong operating cash flow, and reported EBITDA in the last 12 months of approximately $276 million.  Assuming completion of the transaction in the fourth quarter of 2008, the acquisition is expected to be dilutive to earnings per share in the first year, and accretive to EPS beginning in 2010.  CVS Caremark expects to achieve significant cost synergies of approximately $100 million in 2009 and approximately $140-$150 million in 2010, resulting from purchasing efficiencies and a reduction of SG&A expense.

The combination will expand CVS Caremark’s position as the #1 provider of prescriptions in the U.S.  Following the acquisition, CVS Caremark will fill or manage more than 1.2 billion prescriptions per year and will operate approximately 6,800 drugstores in 41 states and the District of Columbia.

The acquisition will be effected through a tender offer to be launched shortly by a subsidiary of CVS Caremark for all outstanding Longs shares.   The tender offer will be subject to, among other things, the condition that at least two-thirds of the outstanding Longs shares are tendered.

CVS Caremark plans to finance the acquisition with a $1.5 billion bridge loan facility, together with existing cash and liquidity, which will provide CVS Caremark with funding sufficient to satisfy its obligations for the acquisition.  The transaction is subject to review under the Hart-Scott-Rodino Act and has other customary closing conditions.  It is expected to be completed in the fourth quarter of 2008.

Lehman Brothers and Deutsche Bank served as financial advisors to CVS Caremark on this transaction and provided the bridge loan commitment.  Davis Polk & Wardwell and Mintz Levin Cohn Ferris Glovsky and Popeo P.C. served as legal advisors to CVS Caremark.  J.P. Morgan Securities Inc. served as financial advisor to Longs and Wachtell, Lipton, Rosen & Katz served as its legal advisor.

CVS Caremark and Longs will hold a conference call today for the investment community at 5:30 pm ET to discuss the transaction.  The dial-in number for the call is 1-800-638-4817 or, for international callers, 617-614-3943.  The pass code is 20777324.  The call will be simulcast on both companies’ websites for all interested parties.  To access the webcast, please visit the Investor Relations portion of each company’s website at www.cvs.com or www.longs.com.  A replay of the call will be available for 7 days starting at 8:00 pm ET on August 12 through midnight on August 19.  The replay number for the call is 1-888-286-8010 or, for international callers, 617-801-6888.  The pass code is 52462127.  The webcast will be archived for a one month period following the call.

About CVS Caremark

With annual revenue of approximately $85 billion, CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its more than 6,300 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS

Caremark is available through the Investor Relations portion of the Company's website, at http://investor.CVS.com, as well as through the press room portion of the Company's website, at www.cvs.com/pressroom.

About Longs Drug Stores

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 521 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at http://www.longs.com and more information about RxAmerica is available at http://www.rxamerica.com.

Forward-looking statement

This announcement contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this announcement, among others:  (1) macroeconomic condition and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to closing of the transaction may not be satisfied; (6) the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; and (7) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period.

Additional information and where to find it

The tender offer described in this announcement has not yet commenced.  This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Longs’ common stock.  Investors and stockholders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer when they become available because they will contain important information.  The tender offer statement will be filed by CVS Caremark with the United States Securities and Exchange Commission (the "SEC") and the solicitation/recommendation will be filed by Longs with the SEC.  Investors and stockholders can obtain a free copy of these materials (when available) and other documents filed by CVS Caremark or Longs with the SEC at the website maintained by the SEC at www.sec.gov.   The tender offer statement and related materials may also be obtained for free by contacting Nancy Christal at (914) 722-4704.   The solicitation/recommendation statement and related materials may also be obtained for free by contacting (925) 979-3979.

Contacts:

For CVS Caremark:

Investors:
Nancy Christal, Senior Vice President, Investor Relations
(914) 722-4704

Media:
Eileen Howard Dunn, Senior Vice President, Corporate Communications & Community Relations
(401) 770-4561

For Longs Drug Stores:

Andrea Calise/Melissa Sheer
Kekst and Company
(212) 521-4845 or (212) 521-4839

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